U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

                         INITIAL STATEMENT OF BENEFICIAL
                             OWNERSHIP OF SECURITIES


  Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935
           or Section 30(f) of the Investment Company Act of 1940

  1.   Name and Address of Reporting Person

       Yizhong Wu
       1926 Cao-An Road
       Shanghai, 201824, China

  2.   Date of Event Requiring Statement (Month/Day/Year)

       4/15/2003

  3.   I.R.S. Identification Number of Reporting Person, if an Entity
       (Voluntary)


  4.   Issuer Name and Ticker and Ticker or Trading Symbol

       Oriental Automotive Parts Development (China) Co., Ltd.
       (Former "Brook Industries Corp.",   No Ticker or Trading Symbol

  5.   Relationship of Reporting Person to Issuer (Check all applicable)

       [X] Director  [ ] 10% Owner [X] Officer (Give title below)
       [_] Other (Specify below)

       Vice President and Chief Financial Officer

  6.   If Amendment, Date of Original (Month/Day/Year)


  7.   Individual or Joint/Group Filing (Check applicable line)

             X   Form filed by One Reporting Person
           _____

           _____ Form Filed by More than One Reporting Person

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          Table I   Non-Derivative Securities Beneficially Owned
----------------------------------------------------------------------------
1. Title of Security|2. Amount of   |3. Ownership Form:|4. Nature of Indirect
   (Instr. 4)       |   Securities  |   Direct (D) or  |   Beneficial
                    |   Beneficially|   Indirect (I)   |   Ownership
                    |   Owned       |   (Instr. 5)     |   (Instr. 5)
                    |   (Instr. 4)  |                  |
____________________|_______________|__________________|___________________
Common Stock        |   2,160,000   |        D         |
____________________|_______________|__________________|___________________
                    |               |                  |
____________________|_______________|__________________|___________________


---------------------------------------------------------------------------

             Table II   Derivative Securities Beneficially Owned
       (e.g., puts, calls, warrants, options, convertible securities)
------------------------------------------------------------------- ------
1.Title of      |2.Date Exer-    |3.Title and  |4.Conver-|5.Owner- |6.Nature
Derivative      |cisable and     |Amount of    |sion or  |ship Form|of
Security        |Expiration      |Securities   |Exercise |of Deriv-|Indirect
(Instr. 4)      |Date (Month,    |Underlying   |Price of |ative    |Benefi-
                |Day, Year)      |Derivative   |Deriva-  |Security:|cial
                |                |Security     |tive     |Direct   |Owner-
                |                |(Instr. 4)   |Security |(D) or   |ship
                |                |             |         |Indirect |(Instr.5)
                |                |             |         |(I)      |
                |                |             |         |(Instr.5)|
                |________________|_____________|         |         |
                |Date    |Expira-|Title |Amount|         |         |
                |Exercis-|tion   |      |or    |         |         |
                |able    |Date   |      |Number|         |         |
                |        |       |      |of    |         |         |
                |        |       |      |Shares|         |         |
________________|________|_______|______|______|_________|_________|_________
Not applicable  |        |       |      |      |         |         |
________________|________|_______|______|______|_________|_________|_________
                |        |       |      |      |         |         |
________________|________|_______|______|______|_________|_________|_________

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

Explanation of Responses:


           /s/ Yizhong Wu                        4/21/2003
          ----------------------            --------------------
               Yizhong Wu                          Date

     **SIGNATURE OF REPORTING PERSON


*   If the form is filed by more than one reporting person, see Instruction
    5(b)(v)


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).